Exhibit 99.1

BLUE MARTINI SOFTWARE ANNOUNCES FINANCIAL RESULTS FOR THE

FOURTH QUARTER OF 2004

SAN MATEO, Calif., (February 8, 2005) – Blue Martini Software, Inc. (NASDAQ: BLUE) today reported financial results for the fourth quarter of 2004. Total revenues for the fourth quarter of 2004 were $5.4 million, compared to $8.0 million for the fourth quarter of 2003. Net loss for the fourth quarter of 2004 was $1.6 million, or $0.13 per share, compared to net loss of $2.9 million, or $0.26 per share, for the fourth quarter of 2003. Total revenues for fiscal year 2004 were $28.3 million, compared to $32.6 million for fiscal year 2003. Net loss for fiscal year 2004 was $12.1 million, or $0.99 per share, compared to fiscal year 2003 net loss of $17.6 million, or $1.61 per share.

Blue Martini Software had cash, cash equivalents, short-term investments and restricted cash totaling $32.9 million or $2.55 per share outstanding at December 31, 2004. Cash balances declined by $1.9 million in the fourth quarter of 2004 compared to a decline of $3.5 million in the fourth quarter of 2003.

“Our financial results for the quarter were affected by the continued challenges of closing traditional software deals. We are making progress toward a business model that can enhance the predictability and linearity of our financial results—a model focused on our installed base and service solutions. I am pleased that we reduced our expenses and were able to further reduce our net loss and cash burn for both the quarter and the full year,” said Monte Zweben, Blue Martini’s Chairman and CEO. “Going forward, in an effort to leverage our core strengths and existing customer relationships, we intend to focus our direct sales efforts on pursuing new business with retailers and retail-like companies such as gaming companies. In addition, we are introducing managed service solutions to enable our customers to use our solutions sooner with less investment allocation and shorter implementation cycles. We also continue to be encouraged by our partners’ interest in building their reseller businesses in targeted markets and geographies.”

For additional information on Blue Martini Software’s reported results, see the accompanying financial tables.

Blue Martini Software’s fourth-quarter financial results will be discussed on Tuesday February 8, 2005 at 1:30 pm PT and available by calling (303) 262-2131 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the call will be available via telephone through February 23, 2005 by dialing (303) 590-3000, passcode #11023148 and via the company’s website for at least three months.

About Blue Martini Software: Blue Martini Software is a leading provider of sales optimization systems. Our software proactively guides sales people, partners, and customers through sales interactions, helping them to sell more. Over 170 companies worldwide including Carrefour, DuPont, Harley-Davidson, Kohl’s,

Mitsubishi, Panasonic, Saks Fifth Avenue, and Sprint have licensed our sales optimization systems to sell more effectively. Blue Martini Software is headquartered in San Mateo, California and can be reached at 650-356-4000 or www.bluemartini.com.

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names mentioned in this news release may be the trademarks of their respective owners and are mentioned for identification purposes only.

This news release regarding Blue Martini Software’s financial results includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: the risk that we may not achieve profitability; the risk that current or prospective customers may purchase less than we expect of our new solution packs or managed services solutions, or not at all, or that the perceived benefits of such solutions to our business may not occur in the timeframe we expect, or at all; risks associated with quarterly fluctuations in Blue Martini Software’s revenues or other operating results: risks associated with failure by Blue Martini Software to meet financial guidance; risks associated with the development and licensing of software generally, including potential delays in software development or release, technical difficulties in software deployment or use, and long and variable sales cycles; competition and technological changes and developments; financial and other impacts of staffing reductions and other cost-control measures; risks associated with foreign operations and economies; and general economic and market conditions. Details on these and other risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information in this news release.

Contacts:

Investors: Lasse Glassen, Financial Relations Board, 310-407-6555, ir@bluemartini.com

Media: Laurie Gibson, b3 Communications, 650-969-0764, lgibson@b3communications.com

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FINANCIAL TABLES FOLLOW

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BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
License	$804	$3,010	$7,321	$11,479
Professional services	2,285	2,723	11,791	12,795
Maintenance	2,325	2,278	9,174	8,321

Total revenues	5,414	8,011	28,286	32,595
Cost of revenues:
License	149	495	846	1,607
Professional services	2,039	1,815	7,717	10,636
Maintenance	695	721	4,294	3,049

Total cost of revenues	2,883	3,031	12,857	15,292

Gross profit	2,531	4,980	15,429	17,303

Operating expenses:
Sales and marketing	1,662	4,508	13,855	18,732
Research and development	1,220	2,168	7,541	9,713
General and administrative	1,247	1,449	4,945	6,786
Amortization of deferred stock compensation	92	—	188	1,336
Impairment of long-lived assets	—	—	—	(673)
Restructuring charges	178	—	1,678	180

Total operating expenses	4,399	8,125	28,207	36,074
Loss from operations	(1,868)	(3,145)	(12,778)	(18,771)
Interest income and other, net	263	205	710	1,184

Net loss	$(1,605)	$(2,940)	$(12,068)	$(17,587)

Basic and diluted net loss per common share	$(0.13)	$(0.26)	$(0.99)	$(1.61)

Shares used in computing basic and diluted net loss per common share	12,500	11,490	12,200	10,950

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003

ASSETS

Current assets:
Cash, cash equivalents, short-term investments and restricted cash	$32,948	$46,188
Accounts receivable, net	2,516	3,787
Prepaid expenses and other current assets	1,329	1,334

Total current assets	36,793	51,309
Property and equipment, net	198	469
Intangible and other assets, net	267	302

Total assets	$37,258	$52,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$490	$891
Accrued employee compensation	792	2,951
Accrued restructuring charges	1,372	794
Other current liabilities	3,007	4,216
Deferred revenues	4,024	4,522

Total current liabilities	9,685	13,374

Deferred revenues, less current portion	172	350
Accrued restructuring charges, less current portion	279	1,637

Total liabilities	10,136	15,361

Stockholders’ equity:
Common stock and additional paid-in-capital (12,938 and 11,542 shares outstanding in 2004 and 2003, respectively)	261,817	258,155
Deferred stock compensation	(1,005)	—
Accumulated other comprehensive income	(1,036)	(850)
Accumulated deficit	(232,654)	(220,586)

Total stockholders’ equity	27,122	36,719

Total liabilities and stockholders’ equity	$37,258	$52,080